Exhibit 1
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Vocus, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:	February 14, 2008

EDISON VENTURE FUND IV, L.P.

By:	Edison Partners IV, L.P., its General Partner

By:	*

Gary Golding, General Partner

EDISON PARTNERS IV, L.P.

By:	*

Gary Golding, General Partner

*

Gary Golding

*

John Martinson

*

Joe Allegra

*

Ross Martinson

* By:	/s/ Gary Golding
Gary Golding, in his individual capacity and as attorney-in-fact